Exhibit 10.1

NON-COMPETE AND CONFIDENTIALITY AGREEMENT

This Non-Compete and Confidentiality Agreement (this “Agreement”) is effective as of the 1st day of January, 2018 between Leggett & Platt, Incorporated (“Company”), a Missouri corporation, and Jack Crusa (“Executive”).

RECITALS

A. Executive, through his global work in Company’s Specialized and Industrial Products Segments as well as his participation in company-wide strategy and management sessions, is intimately familiar with many of Company’s products, customers and suppliers, has obtained confidential and trade secret business information of Company and its subsidiaries and has developed valuable expertise, goodwill, and business contacts and relationships through his long tenure at the Company.

B. Company wishes to restrict Executive’s ability to use such confidential information, trade secrets, expertise, business contacts and business relationships in competition with Company’s business pursuits.

C. Company and Executive have agreed to enter into this Agreement in recognition of the above.

NOW THEREFORE, in consideration of the above and for good and valuable consideration, herein set forth, the parties intending to be legally bound agree as follows:

AGREEMENT

1. Non-Competition. From January 1, 2018 and continuing for a period of three (3) years thereafter, Executive agrees as follows:

1.1. Executive will not (either individually or through any entity in which he may be an employee, agent, consultant, advisor, director, shareholder, partner or otherwise affiliated) directly or indirectly in any part of the Territory

a.	engage in any Competitive Activities;

b.	design, develop, manufacture, assemble, process, distribute, market or sell any Covered Products, or advise, represent or consult with any party not affiliated with Company in performing any of the foregoing;

c.	solicit orders from or seek to do business with any customer or competitor of the Company or its affiliates relating to Covered Products or Competitive Activities; or

d.	influence or attempt to influence any employee, representative, advisor, customer, or supplier of Company to terminate their employment or relationship with the Company or its affiliates, or to alter their relationship in a way that would be detrimental to the Company or its affiliates.

1.2. Company’s subsidiaries and affiliates (i) are third party beneficiaries of this Section, (ii) shall have all rights and remedies allowed in law or equity (including injunctive relief) to prevent further violations, and (iii) may also seek damages resulting from any violation. Executive has reviewed this Section and agrees the covenants are reasonable and necessary to protect Company and its affiliates.

1.3. “Competitive Activities” means any manufacture, sale, distribution, engineering, development, design, management, promotion, organization, direction, capitalization, fundraising or other activities to compete, or form, promote, advance or develop any business which competes, with the business of the Company or any of the Company’s subsidiaries or affiliates.

1.4. “Covered Product” means any products produced or sold by the Company, or any of the Company’s affiliates, joint ventures or subsidiaries (and any products that are competitive with or substitutes for such products), during Executive’s service as an employee to the Company.

1.5. “Territory” means all of North America, Asia, Europe, and all other parts of the world in which Executive performed his duties for Company (including without limitation the location of the businesses he managed directly or indirectly) at any time within the last five years or where Company has sold any Covered Products.

2. Confidentiality. Executive shall consider all information furnished by, or concerning, Company to be confidential and shall not disclose any such information to any other person, unless Executive obtains written permission from Company to do so. This paragraph shall apply, but is not limited to, drawings, specifications, or other documents prepared by Executive for Company in connection with the Executive’s employment. “Confidential Information” shall include, without limitation, information not generally known or disclosed to the public relating to Company’s present, past or future products, manufacturing procedures, processes, methods, equipment, compositions, raw materials, technology, inventions, formulas, trade secrets, finances, information systems, accounting, engineering, marketing, merchandising, personnel, research and development programs, purchasing, sales methods, business records, suppliers, contracts, costs of production and overhead, customer lists, customer names and requirements, pricing and pricing strategies and any other confidential, technical, business or market information or data, and including analyses, compilations, forecasts, studies, or other documents prepared by Company or its consultants and any and all documents prepared by Executive which contain, utilize and/or are based upon any such Confidential Information.

3. Violation of Terms. In the event that Company becomes aware of information giving rise to a good faith belief that Executive may have violated or may be violating the terms of Sections 1 or 2, or both, Company shall be entitled to reasonably investigate whether such a violation has occurred or is occurring, and Executive agrees to cooperate in any such investigation by providing complete and truthful information, including documents and testimony, to Company upon its request and without charge. Company shall not be required to institute legal proceedings in order to conduct an investigation pursuant to this section, but Company shall not be precluded from doing so. During the pendency of the good faith investigation, Company shall have no obligation to make any payment otherwise due under Section 4. If such good faith investigation concludes without a finding of breach, Company shall promptly pay Executive any missed payment.

In the event of a breach of Sections 1 or 2, or both, by Executive, Company shall have no further obligation to make the payments set forth in Section 4 below, and shall be entitled to immediately withhold such payments as have not been made and, at its election, seek specific performance of Executive’s obligations hereunder, seek recovery of any payments that have already been made to Executive hereunder plus compensatory and other damages, or seek any combination of equitable relief and damages that is permissible under applicable law. Executive further agrees that any breach or threatened breach of Sections 1 or 2, or both, will cause irreparable injury to Company, and that money damages alone will not provide an adequate remedy to Company. In addition, Company shall be entitled to recover reasonable attorney fees and other costs in the event it prevails in any legal action or other proceedings to enforce any section of this Agreement.

4. Payment. In consideration for Executive’s covenants set forth herein, Company shall pay Executive a total sum of $450,000, less lawful withholdings and other required taxes, to be paid in three (3) annual installments of $150,000 each, on January 15, 2018, January 15, 2019 and January 15, 2020, contingent on Executive’s compliance with Sections 1 and 2. Executive understands and agrees that Company (or any of its representatives) has made no express or implied representations concerning the tax implications of any noncompete payment made to Executive pursuant to this Agreement.

5. Term and Termination. This Agreement is effective as of the date first set forth above, and will remain in force until the expiration noted in Section 1.

6. Governing Law. This Agreement shall be governed by the laws of the State of Missouri. Any claim, action or proceeding seeking to interpret or enforce any provision of, or based on any right arising out of, this Agreement shall only be brought in a state or federal court having situs within a court of Jasper County, Missouri or the federal district court for the Western District of Missouri and each of the parties consents and submits to the exclusive jurisdiction of such courts (and to the appropriate appellate courts) in any such claim, action or proceeding, and further waives any objection it may have now or hereafter to such venue, including any objection based on the grounds of forum non conveniens.

7. Severability and Modification. Should any provision of this Agreement be declared or be determined by any Court of competent jurisdiction to be illegal, invalid, void, or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and any said illegal, unenforceable or invalid part, term or provision shall be deemed not to be a part of this Agreement. While the parties agree that the restrictions imposed in this Agreement are reasonable and necessary to protect the legitimate interest of Company, if any provision of this Agreement should later be determined to be invalid or unenforceable to any extent, the parties agree that the remainder of this Agreement shall not in any way be affected and shall be enforced to the greatest extent provided by law. The parties further agree that a court may reasonably modify this Agreement by narrowing any provisions found to be unenforceable to the extent necessary to make them enforceable, and making a corresponding equitable reduction to the compensation otherwise due under Section 4 to reflect the lesser value of the restriction as narrowed.

8. Related Agreements. Company and Executive acknowledge and agree that there are other agreements between them that provide for similar obligations to those set forth herein. This Agreement, and the obligations of the parties hereunder, shall be in addition to any obligations provided under other agreements existing or that may in the future be executed between Company and Executive. Nothing in this Agreement shall, or shall be deemed to, supersede, replace or modify any of the provisions of such other agreements, and nothing in any other agreements between Company and Executive, whether previously or subsequently executed, shall amend, modify, supplement or alter this Agreement unless and to the extent such other agreement is made in writing and expressly provides that it amends, modifies, supplements or alters this Agreement.

LEGGETT & PLATT, INCORPORATED

/s/ Jack D. Crusa		By:	/s/ Scott S. Douglas
Jack Crusa
		Title:	Senior Vice President

Date:	12-4-17	Date:	12-4-17

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